MDU Resources Reports Record Third Quarter 2006 Consolidated Earnings,
Increases 2006 Earnings Guidance

BISMARCK, N.D. - Oct. 23, 2006 - MDU Resources Group, Inc. (NYSE:MDU) announced financial results for the third quarter of 2006, posting consolidated earnings of $108.3 million, compared to $87.1 million for the third quarter of 2005. Earnings per common share, diluted, were 60 cents, compared to 48 cents per common share in 2005.

Highlights for Third Quarter 2006

•	Earnings per common share increased 25 percent to 60 cents.

•	Record quarterly consolidated earnings of $108.3 million, up from $87.1 million.

•	Increased 2006 earnings per share guidance to a range of $1.50 to $1.65, up from previous guidance of $1.47 to $1.60.

Earnings for the nine months ended Sept. 30 were $232.7 million or $1.29 per common share, diluted, compared to $201.3 million or $1.12 per common share, diluted, for the first nine months of 2005.

“We continue to see outstanding performance from our companies,” said Terry D. Hildestad, president and chief executive officer of MDU Resources. “Our construction materials and mining and construction services operations both reported significantly higher results this quarter compared to a year ago based on strong markets and demand. Our natural gas and oil group continued its focus on increasing production and again made a substantial contribution to earnings despite some softening in natural gas prices. We experienced considerably higher volumes of natural gas transported to storage at our pipeline operations and our utility continued its steady and reliable earnings and cash flow contribution.

“Our earnings per share increased 25 percent this quarter compared to the same quarter last year, once again demonstrating the value of our diversified portfolio and our potential to realize market opportunities while mitigating overall earnings risk. I am very pleased with how our year is progressing. The ongoing strength of our markets and continued focus on being a low-cost provider has us well positioned to finish this year with excellent results.”

In August, MDU Resources’ Board of Directors named Hildestad president and chief executive officer of the corporation upon the retirement of Chairman and Chief Executive Officer Martin A. White. Hildestad had been serving as president and chief operating officer since May 1, 2005. The board also named Harry J. Pearce, lead director, the chairman of the board. Pearce has been a member of the board since 1997.

QUARTERLY PERFORMANCE SUMMARY AND FUTURE OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from the company’s targeted growth, revenue and earnings projections.

Business Line	Earnings Third Quarter 2006 (In Millions)	Earnings Third Quarter 2005 (In Millions)	Percentage Change
Construction materials and mining	$52.5	$34.1	54%
Natural gas and oil production	35.0	35.5	(1)
Construction services*	8.3	5.1	62
Pipeline and energy services	7.1	5.3	35
Electric and natural gas distribution	3.4	3.2	6
Independent power production	1.7	3.7	(54)
Other	0.3	0.2	50
Total	$108.3	$87.1	24%
*Formerly utility services

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•	Earnings per common share for 2006, diluted, are projected in the range of $1.50 to $1.65, an increase from prior guidance of $1.47 to $1.60.
•	The company’s long-term compound annual growth goal on earnings per share is in the range of 7 percent to 10 percent.
•	The company anticipates investing approximately $620 million in capital expenditures during 2006.

Construction Materials and Mining
The construction materials and mining segment had record third-quarter earnings of $52.5 million, up from $34.1 million in 2005 — a 54 percent increase. Strong markets and demand for construction materials and services, higher margins and favorable weather drove the increase. Existing operations contributed the majority of the record growth, including significant progress in the turnaround efforts in Texas. Companies acquired since the comparable prior period also added to earnings. Strong markets are expected to continue to drive construction materials and mining results for the remainder of 2006.

In September, the company announced the acquisition of Kent’s Oil Service, a 15,000-ton liquid asphalt facility in Stockton, Calif. Kent’s Oil has distributed emulsions to the construction materials industry for 22 years and, for the past four years, has provided liquid asphalt.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
A key element of the company’s long-term strategy for this business is to further expand its presence in the higher-margin materials business (rock, sand, gravel, asphalt cement, ready-mix concrete and related products), complementing and expanding on the company’s expertise. Ongoing efforts to increase margin are being pursued through the implementation of a variety of continuous improvement programs, including corporate purchasing of equipment, parts and commodities (asphalt cement, diesel fuel, cement, etc.), negotiation of contract price escalation provisions and the utilization of national purchasing accounts. Ownership of, and access to aggregate reserves, is key to the vertical integration strategy.

•
The company’s overall margin is expected to improve in 2006 as compared to 2005 because of strong markets and demand for construction materials and services, favorable weather, and continued operational improvements in Texas.

•	Work backlog as of Sept. 30 of approximately $594 million includes a higher expected average margin than the backlog of $597 million at Sept. 30, 2005.

Natural Gas and Oil Production
Earnings at this segment were $35.0 million, comparable to the same period last year. The company increased production 6 percent and average realized oil prices were 33 percent higher than third quarter 2005. Offsetting these items were average realized natural gas prices that were 9 percent lower, increased depreciation, depletion and amortization expense and higher lease operating expenses compared to 2005. The corporation is anticipating solid 2006 results for this group considering its favorable hedge position and strong projected production growth.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company’s long-term compound annual growth goal for production is in the range of 7 percent to 10 percent. In 2006, the company expects to be within this range.
•	The company is expecting to drill more than 350 wells in 2006.
•
The company’s 2006 earnings guidance reflects estimated November-December NYMEX prices for natural gas in the range of $6.25 to $6.75 per Mcf, Ventura prices in the range of $5.75 to $6.25 and CIG prices in the range of $4.75 to $5.25. Also reflected are the actual natural gas index prices for October, which were lower than the November-December estimates. For the first nine months of 2006, more than three-fourths of this segment’s natural gas production was priced at non-NYMEX prices, the majority of which was at Ventura pricing.

•	Estimates of NYMEX crude oil prices for October-December, reflected in the company’s 2006 earnings guidance, are projected in the range of $60 to $65 per barrel.
•
The company has hedged approximately 30 percent to 35 percent of its estimated natural gas production and 20 percent to 25 percent of its estimated oil production for the last three months of 2006. For 2007, the company has hedged approximately 25 percent to 30 percent of its estimated natural gas production. The hedges that are in place as of Oct. 20 are summarized in the following chart:

Commodity	Index*	Period Outstanding	Forward Notional Volume (MMBtu)/(Bbl)	Price Swap or Costless Collar Floor-Ceiling (Per MMBtu/Bbl)
Natural Gas	Ventura	10/06 - 12/06	460,000	$6.00-$7.60
Natural Gas	Ventura	10/06 - 12/06	920,000	$6.655
Natural Gas	Ventura	10/06 - 12/06	460,000	$6.75-$7.71
Natural Gas	Ventura	10/06 - 12/06	460,000	$6.75-$7.77
Natural Gas	Ventura	10/06 - 12/06	460,000	$7.00-$8.85
Natural Gas	NYMEX	10/06 - 12/06	460,000	$7.75-$8.50
Natural Gas	Ventura	10/06 - 12/06	460,000	$7.76
Natural Gas	CIG	10/06 - 12/06	460,000	$6.50-$6.98
Natural Gas	CIG	10/06 - 12/06	460,000	$7.00-$8.87
Natural Gas	Ventura	10/06 - 12/06	230,000	$8.50-$10.00
Natural Gas	Ventura	10/06 - 12/06	230,000	$8.50-$10.15
Natural Gas	Ventura	10/06 - 10/06	155,000	$9.25-$12.88
Natural Gas	Ventura	10/06 - 10/06	155,000	$9.25-$12.80
Natural Gas	CIG	11/06 - 12/06	305,000	$7.00-$8.65
Natural Gas	Ventura	1/07 - 12/07	1,825,000	$8.00-$11.91
Natural Gas	Ventura	1/07 - 12/07	912,500	$8.00-$11.80
Natural Gas	Ventura	1/07 - 12/07	912,500	$8.00-$11.75
Natural Gas	Ventura	1/07 - 12/07	1,825,000	$7.50-$10.55
Natural Gas	CIG	1/07 - 12/07	1,825,000	$7.40
Natural Gas	CIG	1/07 - 12/07	1,825,000	$7.405
Natural Gas	Ventura	1/07 - 12/07	1,460,000	$8.25-$10.80
Natural Gas	CIG	1/07 - 12/07	912,500	$7.50-$9.12
Natural Gas	Ventura	1/07 - 12/07	1,825,000	$8.29
Natural Gas	Ventura	11/06 - 3/07	755,000	$8.00-$9.80
Natural Gas	Ventura	1/07 - 12/07	1,825,000	$7.85-$9.70
Natural Gas	Ventura	1/07 - 12/07	3,650,000	$7.67
Crude Oil	NYMEX	10/06 - 12/06	46,000	$43.00-$54.15
Crude Oil	NYMEX	10/06 - 12/06	36,800	$60.00-$69.20
Crude Oil	NYMEX	10/06 - 12/06	23,000	$60.00-$76.80

*Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system.

Construction Services
This segment, formerly called utility services, had record third-quarter earnings of $8.3 million, a 62 percent increase compared to 2005 results of $5.1 million. The growth was led by increased workloads and higher outside and inside construction margins. This group is well positioned in a number of high-growth markets and has record Sept. 30 backlog that is 24 percent higher than a year ago.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	Revenues in 2006 will be significantly higher than 2005 record levels.
•	The company expects higher margins in 2006 as compared to 2005 levels.
•	Work backlog as of Sept. 30 was approximately $505 million compared to $406 million at Sept. 30, 2005.

Pipeline and Energy Services
This segment earned $7.1 million in the third quarter of 2006, a $1.8 million improvement from third quarter 2005. Total throughput increased 22 percent from the comparable 2005 period. Significantly higher storage services revenues and higher gathering rates also contributed to the earnings increase. During the quarter, the company recorded a $1.6 million after tax loss from discontinued operations at its cable and pipeline magnetization and locating business, which is related to the intended sale of this business.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Firm capacity for the Grasslands Pipeline will be increased from 90,000 Mcf per day to 97,000 Mcf per day effective Nov. 1, with possible expansion to 200,000 Mcf per day. Based on anticipated demand, additional incremental expansions are forecasted over the next few years beginning in 2008.

•	In 2006, total gathering and transportation throughput is expected to increase approximately 15 percent over 2005 levels.

Electric and Natural Gas Distribution
The combined utility businesses earned $3.4 million in the third quarter, compared to earnings of $3.2 million for the same period last year. These operations are expected to continue to provide steady and reliable earnings and cash flows for the corporation this year.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company is analyzing potential projects for accommodating load growth and replacing an expiring purchased power contract with company-owned generation. This will add to the company’s base-load capacity and rate base. New generation is projected to be on line in late 2011 or early 2012. A major commitment decision on the project will be made in mid-2007.

•
The corporation has entered into a definitive merger agreement to acquire Cascade Natural Gas Corp. for cash consideration of $26.50 per share. The total value of the transaction, including the assumption of certain indebtedness, is approximately $475 million. When the acquisition is completed, it is expected to significantly enhance regulated earnings and cash flows. Regulatory approvals are anticipated by mid-2007.

•
The company is awaiting approval by the Minnesota Public Utilities Commission of its compliance filing reflecting a natural gas rate increase of $481,000 annually, or 1.3 percent, stemming from a general rate case filing made in September 2004.

•	These businesses continue to pursue growth by expanding energy-related services.

Independent Power Production
This business earned $1.7 million in the third quarter, compared to $3.7 million in the third quarter of 2005. Earnings decreased primarily because of expected lower capacity revenues because of the bridge contract at the Brush, Colo., electric generating facility and higher interest expense related to the construction of the Hardin, Mont., electric generating facility, and acquisition financing.

In August, the company announced that its international business unit, MDU Brasil Ltda., had acquired an interest in three electric energy transmission lines in Brazil. The transmission assets are jointly owned with Cia. Tecnia de Engenharia Eletrica - Alusa, Companhia Energetica de Minas Gerais and Brascan Brasil Ltda.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Earnings at this segment are expected to be minimal in 2006, reflecting primarily the sale of the company’s Brazilian electric generating facility in June 2005, significantly higher interest expense related to the construction of the Hardin Generating Facility and lower revenues because of the bridge contract renewal at the Brush Generating Facility. The bridge contract will be replaced by a more favorably priced 10-year contract beginning in May 2007.

•	This segment continues to evaluate opportunities for domestic and international investments, utilizing the corporation’s disciplined approach for acquisitions.

Upcoming Webcast
The company will host a webcast at 1 p.m. EDT today to discuss earnings results and guidance. The event can be accessed at www.mdu.com. A replay will be available. An audio replay also will be available by calling (800) 642-1687 or (706) 645-9291, conference ID 8348103.

Risk Factors and Cautionary Statements that May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.
•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, that cannot be predicted or controlled.

•	The construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations.
•	Economic volatility affects the company’s operations, as well as the demand for its products and services and, as a result, may have a negative impact on the company’s future revenues.
•
The company relies on financing sources and capital markets. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.

•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•
One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•	The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations.
•
The value of the company’s investments in foreign operations may diminish because of political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

•
The company’s pending acquisition of Cascade may be delayed or may not occur if certain conditions are not satisfied. Upon completion of the acquisition, if the company is unable to integrate the Cascade operations effectively, its future financial position or results of operations may be adversely affected.

•
One of the company’s subsidiaries is engaged in litigation with a nonaffiliated natural gas producer that has been conducting drilling and production operations that the subsidiary believes is causing diversion and loss of storage gas from one of its storage reservoirs. If the subsidiary is not able to obtain relief through the courts or regulatory process, its storage operations could be adversely affected.

•	Weather conditions can adversely affect the company’s operations and revenues, as evidenced by hurricanes in the Gulf Coast region in 2005 causing some reduction in natural gas and oil production.
•	Competition is increasing in all of the company’s businesses.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
▪	Acquisition, disposal and impairments of assets or facilities.
▪	Changes in operation, performance and construction of plant facilities or other assets.
▪	Changes in present or prospective generation.
▪	The availability of economic expansion or development opportunities.
▪	Population growth rates and demographic patterns.
▪	Market demand for, and/or available supplies of, energy- and construction-related products and services.
▪	Cyclical nature of large construction projects at certain operations.
▪	Changes in tax rates or policies.
▪	Unanticipated project delays or changes in project costs (including related energy costs).
▪	Unanticipated changes in operating expenses or capital expenditures.
▪	Labor negotiations or disputes.
▪	Inability of the various contract counterparties to meet their contractual obligations.
▪	Changes in accounting principles and/or the application of such principles to the company.
▪	Changes in technology.
▪	Changes in legal or regulatory proceedings.
▪	The ability to effectively integrate the operations and the internal controls of acquired companies.
▪	The ability to attract and retain skilled labor and key personnel.
▪	Increases in employee and retiree benefit costs.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A - Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, domestic and international independent power production, natural gas pipelines and energy services, electric and natural gas utilities, and construction services. For more information about MDU Resources, see the company’s Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

* * * * * * * *
Contacts:

Financial:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director of investor relations, (701) 530-1057

Media:
Linda Donlin, director of communications and public relations, (701) 530-1700

MDU Resources Group, Inc.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(In millions, where applicable) (Unaudited)

Consolidated Statements of Income

Operating revenues:
Electric	$53.2	$50.2	$139.1	$135.5
Natural gas distribution	31.4	34.0	229.5	233.7
Construction services	262.3	207.4	729.3	458.2
Pipeline and energy services	103.8	118.3	332.8	311.0
Natural gas and oil production	122.5	116.4	365.0	301.2
Construction materials and mining	667.6	610.5	1,386.2	1,191.6
Independent power production	17.0	14.1	39.9	37.6
Other	1.8	1.6	5.9	4.3
Intersegment eliminations	(69.0)	(86.3)	(249.1)	(234.0)
	1,190.6	1,066.2	2,978.6	2,439.1
Operating expenses:
Fuel and purchased power	20.7	16.3	54.0	47.0
Purchased natural gas sold	28.6	33.2	195.0	193.4
Operation and maintenance	852.9	773.4	2,026.5	1,616.7
Depreciation, depletion and amortization	71.3	60.5	203.7	164.8
Taxes, other than income	32.5	32.9	98.6	88.1
	1,006.0	916.3	2,577.8	2,110.0
Operating income:
Electric	10.3	11.6	19.6	22.8
Natural gas distribution	(4.2)	(4.2)	(.5)	2.4
Construction services	15.3	9.7	42.6	20.9
Pipeline and energy services	14.6	10.4	35.8	34.4
Natural gas and oil production	58.9	59.0	178.5	156.3
Construction materials and mining	88.1	60.1	124.0	85.1
Independent power production	1.4	3.2	.1	6.9
Other	.2	.1	.7	.3
	184.6	149.9	400.8	329.1
Earnings from equity method investments	2.8	1.8	9.0	18.5
Other income	4.5	1.7	9.8	4.4
Interest expense	20.2	14.1	53.4	40.2
Income before income taxes	171.7	139.3	366.2	311.8
Income taxes	61.6	51.8	130.8	109.2
Income from continuing operations	110.1	87.5	235.4	202.6
Loss from discontinued operations, net of tax	(1.6)	(.3)	(2.2)	(.8)
Net income	108.5	87.2	233.2	201.8
Dividends on preferred stocks	.2	.1	.5	.5

Earnings on common stock:
Electric	5.7	6.2	10.0	11.1
Natural gas distribution	(2.3)	(3.0)	.4	.5
Construction services	8.3	5.1	23.4	10.7
Pipeline and energy services	7.1	5.3	17.3	17.2
Natural gas and oil production	35.0	35.5	107.2	94.2
Construction materials and mining	52.5	34.1	69.0	44.0
Independent power production	1.7	3.7	4.6	23.1
Other	.3	.2	.8	.5
	$108.3	$87.1	$232.7	$201.3

Earnings per common share - basic:
Earnings before discontinued operations	$.61	$.49	$1.30	$1.14
Discontinued operations, net of tax	(.01)	---	(.01)	(.01)
Earnings per common share - basic	$.60	$.49	$1.29	$1.13
Earnings per common share - diluted:
Earnings before discontinued operations	$.61	$.48	$1.30	$1.13
Discontinued operations, net of tax	(.01)	---	(.01)	(.01)
Earnings per common share - diluted	$.60	$.48	$1.29	$1.12
Dividends per common share	$.1350	$.1267	$.3884	$.3667
Weighted average common shares outstanding:
Basic	180.3	179.4	180.0	177.9
Diluted	181.3	180.6	181.0	179.0

Operating Statistics
Electric (thousand kWh):
Retail sales	652,138	626,317	1,828,051	1,785,492
Sales for resale	172,270	169,077	423,914	482,423

Natural gas distribution (Mdk):
Sales	3,109	2,982	21,949	24,139
Transportation	2,609	2,945	9,784	9,883

Pipeline and energy services (Mdk):
Transportation	36,776	27,362	98,033	76,213
Gathering	21,863	20,577	64,789	60,243

Natural gas and oil production:
Natural gas (MMcf)	15,603	15,015	46,207	44,069
Oil (MBbls)	554	477	1,475	1,250
Average realized natural gas price	$5.71	$6.28	$6.10	$5.61
Average realized oil price	$57.01	$42.95	$52.90	$41.88

Construction materials and mining (000’s):
Aggregates (tons sold)	14,961	17,518	34,386	34,447
Asphalt (tons sold)	3,669	4,331	6,358	6,831
Ready-mixed concrete (cubic yards sold)	1,420	1,463	3,391	3,347

Independent power production:*
Net generation capacity (kW)	437,600	279,600	437,600	279,600
Electricity produced and sold (thousand kWh)	300,951	89,646	592,226	217,658

Other Financial Data**
Book value per common share			$11.65	$9.85
Dividend yield (indicated annual rate)			2.4%	2.1%
Price/earnings ratio***			13.2x	16.7x
Market value as a percent of book value			191.8%	241.2%
Return on average common equity***			15.7%	15.0%
Fixed charges coverage, including preferred dividends***			6.2x	5.8x
Total assets			$4,966.6	$4,311.7
Total equity			$2,120.8	$1,786.0
Long-term debt (net of current maturities)			$1,307.1	$1,047.2
Capitalization ratios:
Common equity			61%	62%
Preferred stocks			1	1
Long-term debt (net of current maturities)			38	37
			100%	100%
    *   Excludes equity-method investments
   **  Reported on a year-to-date basis only
***   Represents 12 months ended